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                            ARTICLES OF INCORPORATION

                                       OF

                            EVENT MERCHANDISING INC.

                                       I.

            The name of this corporation is EVENT MERCHANDISING INC.

                                       II.

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

         The name and address of the corporation's initial agent for service of process is:

                                 Howard Kaufman
                                 1649 Stradella Road
                                 Los Angeles, CA 90077

                                       IV.

         The total number of shares which the corporation is authorized to issue is five thousand (5,000), all of which shall be one class.

                                       V.

         The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. The corporation shall indemnify any agent of the corporation as defined in and to the fullest extent permitted by Section 317 of the Corporations Code.


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DATED:May 16, 1990                                /s/ D. A. R.
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                                                  DENNIS A. ROACH, Incorporator